Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES FIRST QUARTER 2015 RESULTS AND

REAFFIRMS FULL YEAR GUIDANCE

•	Loss from continuing operations attributable to SXC was $2.0 million, or $0.03 per share, in first quarter 2015 reflecting transaction and financing costs associated with the dropdown of Granite City of $0.09 per share, partially offset by improved operating performance

•	Adjusted EBITDA from continuing operations increased $9.6 million to $49.1 million, resulting from improved coke and coal logistics performance and lower corporate costs

•	Domestic Coke achieved improved yields to deliver first quarter Adjusted EBITDA of $52.7 million, or $56 per ton, up $5.9 million from prior year

•	Increased dividend 28 percent to $0.075 per share of common stock

LISLE, Ill. (April 23, 2015)—SunCoke Energy, Inc. (NYSE: SXC) today reported a first quarter 2015 loss from continuing operations attributable to shareholders of $2.0 million, or $0.03 per share, as compared to a loss of $1.8 million, or $0.02 per share, in the same prior year period, as improvement in our cokemaking operations was offset by Granite City dropdown transaction and financing costs.

“Anchored by our focus on operations, we delivered nearly a $10 million improvement in Adjusted EBITDA from continuing operations in the first quarter despite challenging winter weather,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Our continued commitment to delivering strong operating performance across our business, underpinned by our long-term, take-or-pay coke contracts, supports our outlook to achieve our previously disclosed 2015 financial guidance. It also underscores our ability to continue to prudently return capital to shareholders as we recently did with the 28 percent increase to our quarterly cash dividend and through additional capital allocation initiatives we intend to pursue.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
(Dollars in millions)	2015	2014	Increase/ (Decrease)
Total revenues from continuing operations	$320.4	$352.5	$(32.1)
Operating income from continuing operations	27.6	13.7	13.9
Adjusted EBITDA from continuing operations(1)	49.1	39.5	9.6
Loss from continuing operations attributable to SXC	(2.0)	(1.8)	(0.2)
Adjusted EBITDA from discontinued operations	(3.1)	(4.4)	1.3
Loss from discontinued operations, net of tax	(2.0)	(6.0)	4.0
Net loss attributable to SXC	(4.0)	(7.8)	3.8

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from continuing operations declined $32.1 million to $320.4 million in first quarter 2015 compared with the same prior year period, reflecting the pass-through of lower coal costs in our Domestic Coke segment on relatively flat sales volumes.

Operating income from continuing operations and Adjusted EBITDA from continuing operations rose $13.9 million and $9.6 million, respectively, primarily due to better Domestic Coke coal-to-coke yields this winter and higher Brazil volumes as compared to the same prior year period. In addition, lower corporate costs contributed to the increase in operating income and Adjusted EBITDA.

Loss from continuing operations attributable to SXC of $2.0 million in first quarter 2015 reflects the improvements noted above, offset by Granite City dropdown transaction and financing costs.

Loss from discontinued operations, net of tax, and Adjusted EBITDA loss from discontinued operations was $2.0 million and $3.1 million in first quarter 2015, respectively. Discontinued operations consists of our Coal Mining business. While we continue to pursue a strategic exit from our Coal Mining business, we are executing on our previously announced coal rationalization plan by implementing a contract mining model, eliminating positions and purchasing coal from third-party providers.

FIRST QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

Domestic Coke Results	Three Months Ended March 31,
(in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	$303.1	$333.5	$(30.4)
Adjusted EBITDA(1)	$52.7	$46.8	5.9
Sales Volume (thousands of tons)	950	948	2
Adjusted EBITDA per ton(1)	$55.63	$49.37	$6.26

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs

•	Adjusted EBITDA rose $5.9 million to $52.7 million due to improved coal-to-coke yields on relatively flat sales volumes

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA increased $2.4 million to $4.1 million driven by higher production

India Coke

India Coke consists of our 49 percent interest in our VISA SunCoke joint venture, which owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA decreased $0.8 million to a loss of $0.7 million in first quarter 2015. Import competition from China continues to depress coke pricing in India, resulting in weak margins

Coal Logistics

Coal Logistics consists of the coal handling and blending services operated by SXCP at Lake Terminal in East Chicago, IN, and Kanawha River Terminals, LLC (KRT), which has terminals along the Ohio, Big Sandy, and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended March 31,
(in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	7.3	8.7	$(1.4)
Adjusted EBITDA(1)	2.6	2.1	0.5
Tons handled (thousands of tons)	3,794	4,359	(565)
Adjusted EBITDA per ton(1)	$0.69	0.48	$0.21

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

•	Adjusted EBITDA increased $0.5 million reflecting higher margins caused by a shift in sales mix, partly offset by lower volume

Corporate and Other

Corporate and other expenses in first quarter 2015 were $9.6 million, down $1.6 million versus first quarter 2014 primarily due to lower employee costs of $3.4 million as first quarter 2014 included higher overall headcount and corporate restructuring costs. Lower employee costs in 2015 were partly offset by higher legal expenses.

Interest Expense, Net

Interest expense, net, increased $11.2 million to $23.3 million in first quarter 2015. Of the $11.2 million increase, $9.4 million related to debt financing costs, which included a $7.7 million redemption premium and $1.7 million of debt extinguishment costs in connection with the Granite City Dropdown.

Cash Flow

Cash provided by continuing operating activities was $26.6 million for first quarter 2015 compared to cash used in continuing operating activities of $4.7 million in the same respective period of 2014. The change primarily reflects working capital changes associated with lower receivables in the current period and the settlement of $13.1 million in sales discounts in first quarter 2014.

Cash used in continuing investing activities was $8.3 million for first quarter 2015 versus $37.5 million in the same respective period of 2014, which included refurbishment work at Indiana Harbor and higher environmental remediation capital expenditures.

Discontinued Operations

In July 2014, SXC’s Board of Directors authorized the sale and/or disposition of our coal mining business. As a result, our coal mining operations are reflected as discontinued operations. Prior periods have been reclassified to reflect discontinued operations and held-for-sale presentation.

In first quarter 2015, discontinued operations recorded an after-tax loss of $2.0 million, or $0.03 per share, compared with an after-tax loss of $6.0 million, or $0.09 per share, in first quarter 2014. The improvement was driven by the absence of depreciation expense in the current year period as we ceased depreciation of coal mining assets in third quarter of 2014 in accordance with the presentation of discontinued operations. Depreciation expense of $4.4 million was recorded in first quarter of 2014.

Dividends Declared

On April 20, 2015, our Board of Directors declared a quarterly cash dividend of $0.075 per share, up 28.2 percent versus the previous quarterly rate. This dividend will be paid on June 10, 2015 to stockholders of record at the close of business on May 5, 2015.

2015 OUTLOOK

We reaffirm our 2015 guidance:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Domestic coke Adjusted EBITDA per ton is expected to be between $55 per ton and $60 per ton

•	Adjusted EBITDA from continuing operations is expected to be between $225 million and $245 million

•	Consolidated Adjusted EBITDA including discontinued operations and legacy costs is expected to be between $190 million to $210 million

•	Adjusted EBITDA attributable to SXC is expected to be between $115 million and $130 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $90 million

•	Cash generated by operations is estimated to be between $125 million and $145 million

•	Cash taxes are projected to be between $10 million and $15 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). Investors may participate in this call by dialing 1-800-446-2782 in the U.S. or 1-847-413-3235 if outside the U.S.; confirmation code 39310605. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

UPCOMING EVENTS

We plan to participate in the following conferences:

•	Sanford C. Bernstein & Co.’s Industrials and Basic Materials Summit, May 8, in New York City

•	2015 MLP Investor Conference held by the National Association of Publicly Traded Partnerships (NAPTP), May 21-22, in Orlando, Fla.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 56 percent limited partnership interest and all of the incentive distribution rights. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, costs related to exiting our Coal business, interest, taxes, depreciation and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under generally accepted accounting principles (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the SXC’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per ton represents Adjusted EBITDA divided by tons sold/handled.

•	Adjusted EBITDA from continuing operations equals consolidated Adjusted EBITDA less Adjusted EBITDA from discontinued operations less Legacy costs.

•	Adjusted EBITDA from discontinued operations equals coal business Adjusted EBITDA excluding corporate cost allocation attributable to coal, costs related to exiting our coal business and certain retained coal-related costs reclassified as Legacy costs.

•	Legacy costs equals royalty revenues, coal pension/other post-employment benefits, coal workers’ compensation, black lung, prep. plant and certain other coal-related costs that we expect to retain after the sale of the coal business.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see

SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$320.3	$351.5
Other income	0.1	1.0

Total revenues	320.4	352.5

Costs and operating expenses
Cost of products sold and operating expenses	254.5	293.4
Selling, general and administrative expenses	14.5	21.0
Depreciation and amortization expense	23.8	24.4

Total costs and operating expenses	292.8	338.8

Operating income	27.6	13.7
Interest expense, net	23.3	12.1

Income before income tax expense (benefit) and loss from equity method investment	4.3	1.6
Income tax expense (benefit)	1.2	(1.2)
Loss from equity method investment	0.7	0.6

Income from continuing operations	2.4	2.2
Loss from discontinued operations, net of income tax benefit of $0.1 million and $3.0 million, for the three months ended March 31, 2015 and 2014, respectively	(2.0)	(6.0)

Net income (loss)	0.4	(3.8)
Less: Net income attributable to noncontrolling interests	4.4	4.0

Net loss attributable to SunCoke Energy, Inc.	$(4.0)	$(7.8)

Loss attributable to SunCoke Energy, Inc. per common share:
Basic:
Continuing operations	$(0.03)	$(0.02)
Discontinued operations	$(0.03)	$(0.09)
Diluted:
Continuing operations	$(0.03)	$(0.02)
Discontinued operations	$(0.03)	$(0.09)
Weighted average number of common shares outstanding:
Basic	66.2	69.7
Diluted	66.2	69.7

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2015	December 31, 2014
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$165.4	$139.0
Receivables	59.0	75.4
Inventories	128.5	139.1
Income tax receivable	8.8	6.0
Deferred income taxes	18.4	26.4
Other current assets	6.9	3.6
Current assets held for sale	19.2	19.3

Total current assets	406.2	408.8

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	21.7	22.3
Properties, plants and equipment, net	1,451.8	1,466.6
Goodwill and other intangible assets, net	21.6	22.0
Deferred charges and other assets	19.7	19.4

Total assets	$1,962.0	$1,980.1

Liabilities and Equity
Accounts payable	$100.2	$110.9
Accrued liabilities	35.3	41.6
Interest payable	8.7	19.9
Current liabilities held for sale	24.1	37.4

Total current liabilities	168.3	209.8

Long-term debt	699.3	633.5
Accrual for black lung benefits	43.9	43.9
Retirement benefit liabilities	32.9	33.6
Deferred income taxes	315.6	321.9
Asset retirement obligations	15.3	15.1
Other deferred credits and liabilities	16.4	16.9

Total liabilities	1,291.7	1,274.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at March 31, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,389,447 and 71,251,529 shares at March 31, 2015 and December 31, 2014, respectively	0.7	0.7
Treasury stock, 6,161,395 and 4,977,115 shares at March 31, 2015 and December 31, 2014, respectively	(125.0)	(105.0)
Additional paid-in capital	538.4	543.6
Accumulated other comprehensive loss	(25.0)	(21.5)
Retained earnings	6.0	13.9

Total SunCoke Energy, Inc. stockholders’ equity	395.1	431.7
Noncontrolling interests	275.2	273.7

Total equity	670.3	705.4

Total liabilities and equity	$1,962.0	$1,980.1

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(Dollars in millions)
Cash Flows from Continuing Operating Activities:
Net income (loss)	$0.4	$(3.8)
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Loss from discontinued operations, net of tax	2.0	6.0
Depreciation and amortization expense	23.8	24.4
Deferred income tax expense (benefit)	3.1	(1.8)
Payments in excess of expense for retirement plans and gain on curtailment	(4.7)	(0.9)
Share-based compensation expense	1.5	2.3
Excess tax benefit from share-based awards	—	(0.2)
Loss from equity method investment	0.7	0.6
Loss on extinguishment of debt	9.4	—
Changes in working capital pertaining to operating activities:
Receivables	16.4	7.3
Inventories	10.6	10.9
Accounts payable	(10.7)	(13.6)
Accrued liabilities	(6.3)	(20.0)
Interest payable	(11.2)	(10.4)
Income taxes	(2.8)	1.2
Other	(5.6)	(6.7)

Net cash provided by (used in) continuing operating activities	26.6	(4.7)

Cash Flows from Continuing Investing Activities:
Capital expenditures	(8.3)	(37.5)

Net cash used in continuing investing activities	(8.3)	(37.5)

Cash Flows from Continuing Financing Activities:
Proceeds from issuance of long-term debt	210.8	—
Repayment of long-term debt	(149.5)	—
Debt issuance costs	(4.2)	—
Proceeds from revolving facility	—	16.0
Repayment of revolving facility	—	(16.0)
Cash distribution to noncontrolling interests	(9.1)	(6.4)
Shares repurchased	(20.0)	—
Proceeds from exercise of stock options, net of shares withheld for taxes	(0.5)	0.2
Excess tax benefit from share-based awards	—	0.2
Dividends paid	(3.9)	—

Net cash provided by (used in) continuing financing activities	23.6	(6.0)

Net increase (decrease) in cash and cash equivalents from continuing operations	41.9	(48.2)

Cash Flows from Discontinued Operations:
Cash flows from discontinued operations—operating activities	(15.5)	(6.6)
Cash flows from discontinued operations—investing activities	—	(0.6)

Net decrease in cash and cash equivalents from discontinued operations	(15.5)	(7.2)

Net increase (decrease) in cash and cash equivalents	26.4	(55.4)
Cash and cash equivalents at beginning of period	139.0	233.6

Cash and cash equivalents at end of period	$165.4	$178.2

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$303.1	$333.5
Brazil Coke	9.9	9.3
Coal Logistics	7.3	8.7
Coal Logistics intersegment sales	4.7	4.2
Corporate and other intersegment sales	2.5	5.0
Elimination of intersegment sales	(7.2)	(9.2)

Total sales and other operating revenue	$320.3	$351.5

Adjusted EBITDA(1):
Adjusted EBITDA from continuing operations:
Domestic Coke	$52.7	$46.8
Brazil Coke	4.1	1.7
India Coke	(0.7)	0.1
Coal Logistics	2.6	2.1
Corporate and Other	(9.6)	(11.2)

Total Adjusted EBITDA from continuing operations	$49.1	$39.5

Legacy income (costs), net(2)	1.9	(1.5)
Adjusted EBITDA from discontinued operations	(3.1)	(4.4)

Adjusted EBITDA	$47.9	$33.6

Coke Operating Data:
Domestic Coke capacity utilization (%)	95	90
Domestic Coke production volumes (thousands of tons)	998	944
Domestic Coke sales volumes (thousands of tons)	950	948
Domestic Coke Adjusted EBITDA per ton(3)	$55.63	$49.37
Brazilian Coke production—operated facility (thousands of tons)	439	252
Indian Coke sales (thousands of tons)(4)	95	122
Coal Logistics Operating Data:
Tons handled (thousands of tons)	3,794	4,359
Coal Logistics Adjusted EBITDA per ton handled(5)	$0.69	$0.48

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Legacy (income) costs, net, includes royalty revenues and costs related to coal mining assets and liabilities expected to be retained by SXC, which are not part of the disposal group. See details of these legacy costs in the table below.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income (Loss)

	Three Months Ended March 31,
	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$29.8	$24.3
Add: Adjusted EBITDA attributable to noncontrolling interests (1)	18.1	9.3

Adjusted EBITDA	$47.9	$33.6

Subtract:
Adjusted EBITDA from discontinued operations(2)	(3.1)	(4.4)
Legacy income (costs), net(3)	1.9	(1.5)

Adjusted EBITDA from continuing operations	$49.1	$39.5

Subtract:
Adjustment to unconsolidated affiliate earnings(4)	0.3	1.0
Depreciation and amortization expense	23.8	24.4
Interest expense, net	23.3	12.1
Income tax expense (benefit)	1.2	(1.2)
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(5)	—	(0.5)
Legacy (income) costs, net(3)	(1.9)	1.5

Income from continuing operations	$2.4	$2.2

Loss from discontinued operations, net of tax	(2.0)	(6.0)

Net income (loss)	$0.4	$(3.8)

(1)	Reflects noncontrolling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	See reconciliation of Adjusted EBITDA from discontinued operations below.
(3)	Legacy (income) costs, net, includes royalty revenues and costs related to coal mining assets and liabilities expected to be retained by SXC, which are not part of the disposal group. See details of these legacy costs in the table below.
(4)	Reflects share of interest, taxes, depreciation and amortization related to VISA SunCoke.
(5)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our Granite City customer. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations.

Below is a reconciliation of Adjusted EBITDA from discontinued operations (unaudited) to its closest GAAP measure:

	Three Months Ended March 31,
	2015	2014
	(Dollars in millions)
Adjusted EBITDA from discontinued operations	$(3.1)	$(4.4)
Subtract:
Depreciation and depletion from discontinued operations	—	4.4
Income tax benefit from discontinued operations	(0.1)	(3.0)
Exit costs(1)	(1.0)	0.2

Loss from discontinued operations, net of tax	$(2.0)	$(6.0)

(1)	Exit costs include severance, contract termination and other one time costs to idle mines. 2015 exit costs reflect a $2.2 million reduction of severance accrual.

The components of legacy (income) costs, net, were as follows:

	Three Months Ended March 31,
	2015	2014
	(Dollars in millions)
Black lung charges	$0.9	$0.5
Postretirement benefit plan benefit(1)	(3.9)	(0.2)
Defined benefit plan expense	0.2	—
Workers compensation expense	0.9	1.2

Total legacy (income) costs, net	$(1.9)	$1.5

(1)	Includes a postretirement benefit plan curtailment gain of $4.0 million, which represented accelerated amortization of prior service credits previously recorded in accumulated other comprehensive income related to the termination of coal mining employees during the first quarter of 2015.

Estimated 2015 Consolidated Adjusted EBITDA to Estimated Net Income

	2015
	Low	High
Net income	$21	$38
Subtract: Net loss from discontinued operations	(16)	(13)

Net income from continuing operations	37	51
Depreciation and amortization expense	89	89
Interest expense, net	68	66
Income tax expense	12	20
Legacy costs, net	15	15
Adjustment to unconsolidated affiliate earnings(1)	4	4

Adjusted EBITDA from continuing operations	$225	$245

Legacy costs, net	(15)	(15)
Adjusted EBITDA from discontinued operations	(20)	(20)

Adjusted EBITDA	$190	$210

EBITDA attributable to noncontrolling interests(2)	(75)	(80)

Adjusted EBITDA attributable to SXC	$115	$130

(1)	Represents SunCoke’s share of India JV interest, taxes and depreciation expense.
(2)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.